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                         LEASE MODIFICATION AGREEMENT



                  LEASE MODIFICATION AGREEMENT made this ___ day of December, 1995, between Clemons Properties Partners, as Agent, with offices at 708 Third Avenue, New York, New York, (hereinafter referred to as "Landlord") and Video Broadcasting Corporation, a Delaware corporation with offices at 708 Third Avenue, New York, New York, (hereinafter referred to as "Tenant").

                             W I T N E S S E T H:

                  WHEREAS, by lease dated the 21st day of September, 1994 (the "Lease") Landlord leased to Tenant a portion of the tenant occupancy area on the ninth (9th) floor, as shown on the plan annexed to the Lease as Exhibit A (the "Demised Premises") in the building known as 708 Third Avenue in the Borough of Manhattan, City and State of New York, for a term of ten (10) years; and

                  WHEREAS, the parties are presently negotiating the terms of a new lease (or Lease Modification Agreement) for an additional two thousand nine hundred eighty-five (2,985) square foot portion of the ninth (9th) floor in the Building (the "New Ninth Floor Lease"); and

                  WHEREAS, until the parties consummate the New Ninth Floor Lease and occupy the additional premises on the ninth (9th) floor (the "New Ninth Floor Premises"), Tenant desires to occupy temporary premises on the eighteenth (18th) floor of the Building as shown on the floor plan annexed hereto as Exhibit A and as indicated by hatch marks (the "Temporary Premises"); and


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                  WHEREAS, the Lease and this Lease Modification
Agreement are hereinafter referred to as the "Lease".

                  NOW, THEREFORE, the parties hereto for good and valuable considerations, hereby agree to modify the Lease as follows:

                  1.       Leased Premises.

                           The Granting Clause of the Lease is hereby
amended to provide that the Demised Premises hired by the Tenant under the Lease are hereby enlarged effective December 10, 1995 to include the Temporary Premises. The Demised Premises and the Temporary
Premises are hereinafter sometimes referred to as the "Demised
Premises".


                  2.       Term.

                           The term of occupancy for the Temporary
Premises shall be on a month to month basis and may be terminated by
Landlord: (a) upon thirty (30) days' written notice to Tenant in the event Tenant fails to execute the New Ninth Floor Lease within a reasonable time period from the date hereof; (b) if Tenant is in default under the term of the Lease; or (c) if Landlord leases the Temporary Premises to a third party. The term of occupancy for the Temporary Premises may be terminated by Tenant on thirty (30) days' written notice to Landlord.

                  3.       Annual Rent for the Temporary Premises.

In addition to the fixed rent payable by Tenant under the Granting Clause of the Lease commencing December 1, 1995, Tenant shall pay to Landlord during the term hereof the amount of Two Thousand Seven Hundred Eighteen Dollars and 17/100 ($2,718.17) per month as fixed rent for the Temporary Premises (including



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Three Hundred Twenty-Six Dollars and 25/100 ($326.25) for the value of electricity provided to the Temporary Premises). In the event Tenant executes the New Ninth Floor Lease then the fixed rent for the Temporary Premises paid by Tenant less the monthly charge for the value of electricity ($326.25) from December 10, 1995 through March 8, 1996 shall be credited by Landlord against the payments due from Tenant under the New Ninth Floor Lease.

                  4.       "As Is" Condition.

                           Tenant shall occupy the Temporary Premises
in an "as is" condition. Tenant acknowledges that the Temporary Premises are a part of larger premises on the eighteenth (18th) floor and that Tenant shall limit its occupancy and use solely to the Temporary Premises.

                  5.       Failure to Vacate.

                           In the event that (i) Tenant fails to
execute the New Ninth Floor Lease and to occupy the New Ninth Floor Premises for any reason whatsoever, (ii) Landlord notifies Tenant that it has leased the Temporary Premises to a third party or (iii) Tenant is in default under the Lease, Tenant shall immediately surrender and vacate the Temporary Premises. The parties recognize and agree that the damages to Landlord resulting from any failure by Tenant to timely surrender and vacate possession of the Temporary Premises as provided for in this Agreement will be extremely substantial, will exceed the amount of monthly rent therefore payable under the Lease and will be impossible of accurate measurement. Tenant therefore agrees that if possession of the Temporary Premises is not surrendered to Landlord in accordance with the terms of this Agreement that Tenant shall pay to Landlord as


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liquidated damages for each month and for each portion of any month during which Tenant holds over in the Temporary Premises, a sum equal to three times the rent which was payable per month under the Lease for the Temporary Premises. Tenant agrees that it shall indemnify and save Landlord harmless against any costs, including reasonable legal fees, resulting from unreasonable delay by Tenant in surrendering the Temporary Premises.

                  6.       Miscellaneous.

                           The covenants, conditions, and agreements
contained in this Lease Modification shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and except as otherwise provided in the Lease, their assigns.

                           It is expressly understood that in all
other respects, the terms and conditions of the Lease shall remain in full force and effect.

                           IN WITNESS WHEREOF, the parties hereto have
respectfully signed and sealed this Lease Modification Agreement as of the day and year first above written.


                             CLEMONS PROPERTIES PARTNERS, as Agent


                             By:     Signature
                                 General Partner


                             VIDEO BROADCASTING CORPORATION

                             By:J. Graeme McWhirter